EXHIBIT 99.1
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FOR IMMEDIATE RELEASE
Callon Successful Bidder On 12 Blocks
At OCS Lease Sale #200
     Natchez, MS (August 21, 2006) — Callon Petroleum Company (NYSE: CPE) was the apparent high bidder on 12 offshore tracts at Outer Continental Shelf (OCS) Western GOM Lease Sale #200 conducted by the U.S. Department of the Interior’s Minerals Management Service in New Orleans. Eight are located on the shelf and four are in the deepwater region. The company’s successful bids totaled $3.7 million, and the results appear in the table below.

Block /Number	Partner	Callon W.I.

Brazos Area A-46	N/A	100%
Brazos Area A-71	N/A	100%
Brazos Area A-75	Phoenix Exploration Company	33.3%
Brazos Area A-103	Phoenix Exploration Company	33.3%
High Island 200	Phoenix Exploration Company	66.7%
Matagorda Island 679	Phoenix Exploration Company	33.3%
Matagorda Island 707	Phoenix Exploration Company	33.3%
Matagorda Island 712	Phoenix Exploration Company	33.3%
Alaminos Canyon 20	N/A	100%
Alaminos Canyon 243	N/A	100%
Alaminos Canyon 244	N/A	100%
East Breaks 988	N/A	100%
     Bids are subject to approval by the Minerals Management Service.
     “We are excited with the results as we continue to add to our inventory of drilling prospects. We are particularly pleased to be the high bidder on four deepwater blocks —three in Alaminos Canyon and one in East Breaks,” explains Fred Callon, chairman and CEO.
     Callon Petroleum Company has been engaged in the exploration, development, acquisition and production of oil and gas in the Gulf Coast region since 1950. Callon’s properties and operations are geographically concentrated in the offshore waters of the Gulf of Mexico.
     This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in our businesses are set forth in our filings with the SEC. These risks and uncertainties include general economic conditions; the volatility of oil and natural gas prices; the uncertainty of estimates of oil and natural gas reserves; the availability and cost of seismic, drilling and other equipment; operating hazards inherent in the exploration for and production of oil and natural gas; difficulties encountered during the exploration for and production of oil and natural gas; weather conditions; and other factors listed in the reports filed by us with the SEC. For additional information with respect to these and other factors, see our reports filed with the SEC. Our forward-looking statements speak only as of the date made, and we have no obligation to update these forward-looking statements.